                        News Release

NUCOR REPORTS RESULTS FOR FIRST NINE MONTHS AND THIRD QUARTER OF 2003

CHARLOTTE, NORTH CAROLINA, October 23, 2003—Nucor Corporation’s (NYSE: NUE) consolidated net sales for the third quarter of 2003 increased 5% over this year’s second quarter to $1,604,000,000. Third quarter earnings for 2003 were $16,000,000 ($0.20 per share) compared with $8,400,000 ($0.11) in the second quarter of 2003.

Nucor’s consolidated net sales for the first nine months of 2003 increased 31% to $4,604,700,000, compared with $3,507,200,000 in the first nine months of 2002. Average sales price per ton remained unchanged while total tons shipped to outside customers increased 31% from the first nine months of 2002. In the third quarter of 2003, Nucor’s consolidated net sales increased 31% to $1,604,000,000, compared with $1,228,500,000 in last year’s third quarter. Average sales price per ton decreased 5% from the third quarter of 2002 and increased less than 1% from the second quarter of 2003. Total tons shipped to outside customers increased 37% from the third quarter of 2002 and increased 5% from the second quarter of 2003. The increase in total tons shipped was driven by the acquisitions of the assets of Trico Steel Company, LLC in July 2002 and the assets of Birmingham Steel Corporation in December 2002. Excluding the increases resulting from these acquisitions, total tons shipped to outside customers increased 6% from the first nine months of 2002 to the first nine months of 2003 and increased 10% from the third quarter of 2002 to the third quarter of 2003.

Nucor’s consolidated net earnings for the current year’s first nine months were $42,200,000 ($0.54 per share), compared with $119,200,000 ($1.52 per share) in the first nine months of 2002. Nucor’s consolidated net earnings for this year’s third quarter were $16,000,000 ($0.20 per share), compared with $39,200,000 ($0.50 per share) in the third quarter of 2002. Net earnings for the third quarter of 2003 were negatively impacted by higher scrap and energy costs, continued severely depressed levels of non-residential construction and capital goods markets, and increased pre-operating and start-up costs. The average scrap and scrap substitute cost per ton used increased $23 from the first nine months of 2002 to the first nine months of 2003, increased $19 from the third quarter of 2002 to the third quarter of 2003 and increased $6 from the second quarter of 2003 to the third quarter of 2003. Nucor incurred a charge to value inventories using the last-in, first-out (LIFO) method of accounting of $39,500,000 in the first nine months of 2003 (including a LIFO charge of $8,700,000 for Nucor-Yamato Steel Company, of which Nucor owns 51%), compared with a charge of $18,700,000 in the first nine months of 2002 (including a LIFO charge of $1,500,000 for Nucor-Yamato Steel Company). In the third quarter of 2003, the LIFO charge was $26,600,000 (including a LIFO charge of $6,200,000 for Nucor-Yamato Steel Company), which was significantly higher than our forecast, compared with $7,700,000 in the third quarter of 2002 (including a LIFO charge of $500,000 for Nucor-Yamato Steel Company). Total energy costs increased approximately $4 per ton from the first nine months of 2002 to the first nine months of 2003 and from the third quarter of 2002 to the third quarter of 2003.

In the third quarter of 2003, consolidated net earnings included other income of $4,800,000 related to a graphite electrodes anti-trust settlement received during the quarter. Nucor received graphite electrodes anti-trust settlements of $7,100,000 in the first nine months of 2003 and $29,900,000 in the first nine months of 2002. During the first nine months of 2003, Nucor revised estimates for environmental reserves as additional information was obtained, reducing environmental reserves by $8,100,000, compared with a reduction of $24,300,000 in the first nine months of 2002. In the third quarter of 2003 and 2002, Nucor reduced estimates for environmental reserves by $5,000,000 and $10,300,000, respectively.

Nucor Executive Offices:   2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000     Fax 704-362-4208     www.nucor.com

                        News Release

NUCOR REPORTS RESULTS FOR FIRST NINE MONTHS AND THIRD QUARTER OF 2003 (Continued)

Nucor established new quarter and nine-month tonnage records for steel production, total steel shipments and steel shipments to outside customers in 2003. In the first nine months of 2003, steel production was 13,015,000 tons, compared with 10,034,000 tons produced in the first nine months of 2002, an increase of 30%. Total steel shipments increased 32% to 13,189,000 tons in the first nine months of 2003, compared with 9,986,000 tons in the first nine months of last year. Steel shipments to outside customers increased 33% to 12,155,000 tons in the first nine months of 2003, compared with 9,118,000 tons in 2002’s first nine months. In the steel products segment, steel joist production during the first nine months of 2003 increased to 378,000 tons, compared with 343,000 tons in the first nine months of 2002. Steel deck sales increased to 266,000 tons in the first nine months of 2003, compared with 235,000 tons in 2002’s first nine months. Cold finished steel sales increased to 182,000 tons, compared with 169,000 tons in the first nine months of 2002.

Pre-operating and start-up costs of new facilities increased to $91,500,000 in the first nine months of 2003, compared with $53,200,000 in the first nine months of 2002. For the third quarter of 2003, pre-operating and start-up costs were $31,300,000 compared with $20,800,000 in the third quarter of 2002. In 2003, these costs primarily related to the start-up of the sheet mill in Decatur, Alabama (formerly Trico Steel Company, LLC) and the Castrip® facility at our sheet mill in Crawfordsville, Indiana. In 2002, these costs primarily related to the start-up of the Castrip facility, the Vulcraft facility in Chemung, New York and Nucor Steel Decatur, LLC. The operating performance of Nucor Steel Decatur has greatly improved over the second quarter. The impact of Nucor Steel Decatur on start-up costs will continue to decrease in the fourth quarter.

Nucor had an effective tax rate of 17.3% in the first nine months of 2003 compared with 33.8% in the first nine months of 2002 and 29.5% for the year 2002, and had an effective tax rate of 15.3% in the third quarter of 2003 compared with approximately 34.3% in the third quarter of 2002. The decrease in the effective tax rate is primarily due to state income tax credits, resolution of certain tax issues and the effect of reduced pre-tax earnings.

Our successful start-up continues at Nucor’s Castrip facility. At the inception of this project, it was determined that casting three sequenced heats was one of the key criteria needed for commercialization. Earlier this month, Nucor’s Castrip team cast four sequenced heats. The team in Crawfordsville continues to produce prime, saleable coils and shipped approximately 12,400 tons in the first nine months of 2003.

Nucor expects that weak economic conditions, increased scrap costs and depressed levels of non-residential construction will continue to impact the fourth quarter of 2003, and that earnings will be in the range of $0.10 to $0.30 per share. The environment for both price increases and price realizations on most of our products continues to improve. In the past week, Nucor announced several price increases across our product range. If economic conditions continue to recover, we expect earnings in 2004 to improve significantly over 2003.

Nucor is the largest steel producer in the United States and is the nation’s largest recycler. Nucor and affiliates are manufacturers of steel products, with operating facilities in fourteen states. Products produced are: carbon and alloy steel – in bars, beams, sheet and plate; steel joists and joist girders; steel deck; cold finished steel; steel fasteners; metal building systems; and light gauge steel framing.

Nucor Executive Offices:   2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000     Fax 704-362-4208     www.nucor.com

                        News Release

NUCOR REPORTS RESULTS FOR FIRST NINE MONTHS AND THIRD QUARTER OF 2003 (Continued)

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties. Although the Company believes they are based on reasonable assumptions, there can be no assurance that future events will not affect their accuracy. Such events include, among others, general economic conditions and the timing of the recovery of the non-residential construction market; market demand for steel products; availability and costs of electricity, natural gas and raw materials; U.S. and foreign trade policies affecting steel imports or exports; and significant changes in governmental regulations affecting environmental compliance. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor’s conference call in which management will discuss Nucor’s second quarter results on October 23, 2003 at 2:00 pm eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

Unaudited figures are as follows:

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

	Nine Months (39 Weeks) Ended		Three Months (13 Weeks) Ended
	Oct. 4, 2003	Sept. 28, 2002	Oct. 4, 2003	Sept. 28, 2002
NET SALES	$4,604,743,215	$3,507,198,610	$1,604,011,344	$1,228,529,423

COSTS, EXPENSES AND OTHER:
Cost of products sold	4,393,427,743	3,155,982,493	1,532,857,367	1,106,599,016
Marketing, administrative and other expenses	130,626,166	126,153,609	44,497,217	47,673,315
Interest expense (net)	19,983,665	8,576,091	6,369,319	2,660,282
Minority interests	16,783,102	66,224,020	6,197,896	12,005,010
Other income	(7,135,089)	(29,900,000)	(4,834,234)	—

	4,553,685,587	3,327,036,213	1,585,087,565	1,168,937,623

EARNINGS BEFORE
INCOME TAXES	51,057,628	180,162,397	18,923,779	59,591,800
Provision for income taxes	8,829,000	60,973,000	2,902,000	20,413,000

NET EARNINGS	$42,228,628	$119,189,397	$16,021,779	$39,178,800

NET EARNINGS PER SHARE:
Basic	$0.54	$1.53	$0.20	$0.50
Diluted	$0.54	$1.52	$0.20	$0.50
AVERAGE SHARES OUTSTANDING:
Basic	78,206,035	78,059,305	78,244,030	78,172,063
Diluted	78,329,713	78,265,914	78,373,217	78,307,517

Nucor Executive Offices: 2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000     Fax 704-362-4208     www.nucor.com

                        News Release

NUCOR REPORTS RESULTS FOR FIRST NINE MONTHS AND THIRD QUARTER OF 2003 (Continued)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	October 4, 2003	Dec. 31, 2002
Assets
CURRENT ASSETS:
Cash and short-term investments	$284,939,813	$219,004,868
Accounts receivable	546,546,340	483,607,972
Inventories	581,537,740	588,989,548
Other current assets	132,640,546	123,759,260

Total current assets	1,545,664,439	1,415,361,648
PROPERTY, PLANT AND EQUIPMENT	2,840,330,724	2,932,058,102
OTHER ASSETS	54,557,472	33,581,467

	$4,440,552,635	$4,381,001,217

Liabilities and stockholders’ equity
CURRENT LIABILITIES:
Long-term debt due within one year	$—	$16,000,000
Accounts payable	339,308,235	247,229,067
Federal income taxes	4,105,981	8,948,999
Salaries, wages and related accruals	115,204,353	116,246,817
Accrued expenses and other current liabilities	207,685,389	203,110,945

Total current liabilities	666,303,958	591,535,828

LONG-TERM DEBT DUE AFTER ONE YEAR	903,550,000	878,550,000

DEFERRED CREDITS AND OTHER LIABILITIES	375,190,118	371,271,399

MINORITY INTERESTS	172,693,064	216,654,501

STOCKHOLDERS’ EQUITY:
Common stock	36,307,998	36,271,453
Additional paid-in capital	103,243,522	99,395,806
Retained earnings	2,636,873,868	2,641,581,152

	2,776,425,388	2,777,248,411
Treasury stock	(453,609,893)	(454,258,922)

Total stockholders’ equity	2,322,815,495	2,322,989,489

	$4,440,552,635	$4,381,001,217

Nucor Executive Offices: 2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000     Fax 704-362-4208     www.nucor.com